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                                                                    Exhibit 99.5

To: The Holders of Starwood Hotels & Resorts Worldwide, Inc.'s ("Starwood") Series B Zero Coupon Convertible Senior Notes due 2021 (the "Series B Notes")


         We are writing to provide you with information regarding the status of registering your Series B Notes with the Securities and Exchange Commission (the "SEC"). On May 24, 2002, Starwood filed a registration statement with the SEC that covered your Series B Notes. The SEC will not declare the registration statement effective until Starwood files certain consolidated financial information for each guarantor of the Series B Notes in the form of a footnote to Starwood's audited financial statements with the SEC or removes each such guarantor from the registration statement. As you know, the Series B Notes are required to be guaranteed by the same entities that guarantee Starwood's credit facility. While we expect to close a new credit facility in September 2002 with a substantially reduced number of guarantors, at least one guarantor will remain on the new credit facility and on the Series B Notes. As a result, Starwood is required to prepare the guarantor footnote which has not been required in the past.

         Arthur Andersen, Starwood's auditor for the last three fiscal years, is no longer able to perform audit services for public companies. Consequently, Arthur Andersen cannot deliver an audit opinion covering the guarantor footnote. In order to opine on the newly required guarantor footnote, Ernst & Young, Starwood's new independent accountant, has indicated that under Generally Accepted Auditing Standards it is required to audit prior years (2000 and 2001) financial statements to be included in the registration statement.


         Ernst & Young has begun this process, and we expect it will be completed by the first quarter of 2003. Once the required financial information has been prepared and audited, we will promptly file such information with the SEC. We are working with Ernst & Young to complete this process in an expeditious manner.

         Since the registration statement covering your Series B Notes will not be effective by August 18, 2002, your Series B Notes will commence accruing additional interest on August 18 pursuant to the terms of the Registration Rights Agreement. Any additional interest will be paid in arrears on each May 25 and November 25.

         If you have any questions, please do not hesitate to contact David Matheson at 1-914-640-8100 in Starwood's Investor Relations Department.

                                       Very truly yours,


                                       Starwood Hotels & Resorts Worldwide, Inc.